Exhibit 10.4
September 15, 2006
Mr. Kevin Kemmerer
40 Meadow Creek Lane
Malvern, PA 19355
Dear Kevin:
     Safeguard Scientifics, Inc. is pleased to formalize your promotion to Senior Vice-President, Information Technology Group at Safeguard.  As per previous communications, this promotion was effective earlier this year. This letter sets forth your compensation and benefits in your new role.
     Salary and Bonus. The annual salary associated with this position is $250,000. As a matter of maintaining competitive employment terms, salaries are reviewed annually against internal and external peer groups, and individual performance, and, if appropriate, adjusted upwards. Your salary was adjusted as of February 1, 2006.
     You will also be eligible to participate in the Safeguard annual bonus program, at a target bonus of $250,000. The overall bonus program goals are determined at the beginning of each year, and approved for payment annually, after the year-end audited results, by the Compensation Committee of the Board. Your individual actual bonus amount will be determined by performance to individual objectives, and by the overall performance of Safeguard. Your target bonus was adjusted as of January 1, 2006.
     Option Grant. On February 21, 2006 (the “Grant Date”), the Compensation Committee approved the grant to you of options to acquire 300,000 shares of Safeguard common stock under Safeguard’s equity plans. These options will vest based on achievement by Safeguard of sustained improvement in its market capitalization (as will be more fully described in the option agreement). The options have an exercise price equal to the average of the high and low sales prices of Safeguard common stock on the Grant Date and will expire on the eighth anniversary of the Grant Date (subject to earlier termination in accordance with the plan). You will be eligible for additional grants from time to time as the Compensation Committee approves additional grants.
     Fringe Benefits. You will continue to be eligible to participate in Safeguard’s health, dental, vision, disability, 401(k), and other benefit plans generally available to Safeguard executive employees from time to time. In addition, so long as you are an employee and Safeguard offers these benefits generally to other senior executives (they are scheduled for a Compensation Committee review this Fall), you will be paid a car allowance at the rate of $10,000 per annum (pro rated from February 1, 2006); will receive a non-accountable annual expense allowance of $8,000 per annum (commencing in 2007); and, subject to evidence of insurability, will be entitled to a Company paid universal life insurance providing coverage of $750,000 (commencing as soon as practicable following your execution of this letter) in addition to the Company’s normal group life plans offered to employees generally. You will also be

September 15, 2006

entitled to vacation at the annual rate of four weeks of vacation per year (pro rated from February 1, 2006).
     Severance Benefits. Subject to the terms and conditions of this letter, in the event Safeguard terminates your employment without cause or you terminate your employment with Safeguard for “good reason” (as defined below), Safeguard will provide you the following benefits which shall be the only severance benefits or other payments in respect of your employment with Safeguard to which you shall be entitled. Without limiting the generality of the foregoing, these benefits are in respect of all salary, bonus, accrued vacation and other rights which you may have against Safeguard or its affiliates.
•	You will be paid an amount equivalent to one (1) year of your final Base Salary and the greater of (a) your target annual bonus for the year of such termination, or (b) the average of your last three year’s actual bonus payments, less applicable tax deductions and withholdings. The severance amount will be paid in semi-monthly installments over one year in accordance with Safeguard’s normal payroll practices. The first semi-monthly installment of the severance payment will be made on the normal semi-monthly payroll date first occurring after the eighth day following your execution and return of the release described below.

•	Your medical and dental insurance and other health and welfare plan benefits will terminate on the date of termination of your employment. Your COBRA notice will be given and benefit conversion privileges will begin the first day after termination of your employment.
     All compensation and benefits described above will be contingent on your execution of a release, which is not subsequently rescinded, of all claims against Safeguard pursuant to Safeguard’s standard employee form. You will have 21 days following your termination of employment in which to consider the release although you may execute it sooner. Please note that the release has a rescission period of seven days.
     In this letter, the term “cause” means (a) your failure to adhere to any written Safeguard policy in effect from time to time if you have been given a reasonable opportunity to comply with such policy or cure your failure to comply (which reasonable opportunity must be granted during the ten-day period preceding termination of this Agreement); (b) your appropriation (or attempted appropriation) of a material business opportunity of Safeguard, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of Safeguard; (c) your misappropriation (or attempted misappropriation) of any of Safeguard’s funds or property; or (d) your conviction of, indictment for (or its procedural equivalent), or your entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment.
     In this letter, the term “good reason” means (i) your assignment (without your consent) to a position, title, responsibilities, or duties of a materially lesser status or degree of responsibility than your current position, responsibilities, or duties; provided, however, that a mere change in your area of responsibilities shall not constitute a material change if you are reasonably suited by your education and training for such responsibilities and you remain a Senior Vice President, Information Technology of Safeguard; (ii) a reduction of your base salary or target bonus

September 15, 2006

opportunity (acknowledging that the payment of any bonus is subject to the discretion of the Compensation Committee of the Board); (iii) the relocation of Safeguard’s principal executive offices to a location which is more than 30 miles away from the location of Safeguard’s principal executive offices on the date of this Agreement; or (iv) your assignment (without your consent) to be based anywhere other than Safeguard’s principal executive offices. Notwithstanding the foregoing, good reason shall not exist if Safeguard cures such action or failure to act that constitutes good reason within a reasonable period of time (which reasonable period of time shall not be longer than 10 days) following the date you provide Safeguard with notice of your intended resignation for good reason.
     In addition, your agreement to comply with various covenants designed to protect Safeguard’s confidential information and employee and customer relationships remains in effect. These provisions are contained in an Employee Agreement that was included with your offer letter and was signed by you on May 7, 2004.
     If the terms herein are agreeable, please signify your acceptance below and return one copy to me and keep the other copy for your records.
Sincerely,
/s/ Steven J. Feder
Steven J. Feder
Senior Vice President and General Counsel

cc: Peter J. Boni

Agreed and accepted:	/s/ Kevin L. Kemmerer	9/25/06
	Kevin L. Kemmerer	Date